Exhibit 16.1

Securities and Exchange Commission
100 F Street, NW
Washington, D.C. 20549

We have read the statements included under Item 4.01 in the Form 8-K dated November 13, 2012, of Southern Hospitality Development Corporation (formerly Art Dimensions, Inc.) (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our firm.

/s/ MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

November 13, 2012